Press Release

Exhibit 99.1

FOR IMMEDIATE RELEASE

DOLLAR THRIFTY AUTOMOTIVE GROUP

REPORTS THIRD QUARTER RESULTS AND 2010 OUTLOOK

Tulsa, Oklahoma, October 26, 2009: Dollar Thrifty Automotive Group, Inc. (NYSE: DTG) today reported results for the third quarter ended September 30, 2009. Net income for the 2009 third quarter was $30.1 million, or $1.29 per diluted share, compared to net income of $18.9 million, or $0.87 per diluted share, for the comparable 2008 quarter. The net income for the third quarter of 2009 included income of $0.15 per diluted share, compared to a loss of $0.02 per diluted share in last year’s third quarter, both of which related to changes in fair value of derivatives.

Non-GAAP net income for the 2009 third quarter was $26.8 million, or $1.15 per diluted share, compared to non-GAAP net income of $19.3 million, or $0.89 per diluted share for the 2008 third quarter. Non-GAAP net income (loss) excludes the (increase) decrease in fair value of derivatives, net of related tax impact. Corporate Adjusted EBITDA for the third quarter of 2009 was $54.7 million, compared to $43.4 million in the third quarter of 2008. Reconciliations of non-GAAP to GAAP results are included in Tables 3 and 4.

“In spite of the difficult economic environment, we achieved our third consecutive quarter of year-over-year improvement in both non-GAAP net income (loss) and Corporate Adjusted EBITDA,” said Scott L. Thompson, Chief Executive Officer and President. “The difficult steps we have taken over the past twelve months to maximize profitability and cashflow, combined with improvements in residual values, positively impacted this quarter. We expect both of these factors will continue to benefit future operating results.”

For the quarter ended September 30, 2009, the Company’s total revenue was $438.9 million, as compared to $500.6 million for the comparable 2008 period. The decline in revenue was primarily driven by a 21.3 percent decrease in rental days, partially offset by an 11.5 percent improvement in revenue per day. Excluding the impact of location closures, rental days were down approximately 17 percent on a same store basis. The third quarter average fleet was down approximately 20 percent compared to last year’s third quarter.

“Revenue for the quarter was in line with our expectations and consistent with our strategy of enhancing profitability by maintaining an optimal balance between transaction volume and pricing,” said Thompson. “During the month of September, we experienced rental revenue declines of only 3% compared to September 2008, and we currently expect year-over-year rental revenue growth for the month of October as increases in RPD are expected to fully offset volume declines, making October the first month since May of 2008 that the Company would experience year-over-year growth in rental revenue. These trends, augmented by our visibility into forward reservations, indicate to us that we may have seen the worst of the rental revenue declines for this business cycle.”

Per vehicle depreciation cost of $315 per month in the third quarter of 2009 was approximately 3 percent lower than the comparable quarter of 2008. On a sequential basis, per vehicle depreciation costs declined approximately 14 percent as a result of improved residual values, longer hold periods, mix optimization and more effective remarketing. Vehicle utilization, a measure of fleet efficiency, was 84.2 percent, down 100 basis points from last year’s third quarter. On a sequential basis, utilization was up 360 basis points from 80.6 percent in the second quarter of 2009.

Direct vehicle and operating expenses and selling, general and administrative expenses were lower in the third quarter of 2009 compared to the same quarter in 2008 as a result of transaction declines and cost reduction initiatives. Interest expense for the third quarter of 2009 declined as debt was reduced by $873 million, or approximately 33 percent, from September 2008 levels.

Nine Month Results

For the nine months ended September 30, 2009, net income was $33.6 million, or $1.47 per diluted share, compared to a net loss of $268.2 million, or $12.57 loss per diluted share for the comparable period in 2008. The net income for the nine months ended September 30, 2009 included income of $0.53 per diluted share related to an increase in fair value of derivatives, compared to a loss of $0.06 per diluted share for the nine months ended September 30, 2008, related to a decrease in fair value of derivatives. In addition, the net loss for the nine months ended September 30, 2008 included non-cash charges of $12.42 per diluted share related to the impairment of goodwill and long-lived assets.

Non-GAAP income per diluted share for the nine months ended September 30, 2009 was $0.96, compared to a non-GAAP loss per diluted share of $0.09 for the same period in 2008. Non-GAAP net income (loss) excludes the (increase) decrease in fair value of derivatives and the non-cash charges related to the impairment of goodwill and long-lived assets, net of related tax impact. A reconciliation of non-GAAP to GAAP results is included in Table 3.

Liquidity and Capital Resources

As of September 30, 2009, the Company had $306 million in cash and cash equivalents and an additional $562 million in restricted cash and investments primarily available for the purchase of vehicles and/or repayment of vehicle financing obligations. The Company’s tangible net worth at the end of the third quarter of 2009 was $237.3 million, and the Company is in full compliance with all of the financial covenants under its various financing arrangements with lenders.

Outlook

The Company expects low single-digit declines in rental revenue during the fourth quarter of 2009, in line with the Company’s previously announced guidance for an annual decline in rental revenue of 8 to 10 percent for 2009 compared to 2008. The Company also expects to realize year-over-year improvements in rate per day and vehicle depreciation costs per unit per month during the fourth quarter of 2009. The Company's operating results in the fourth quarter 2009 are expected to be significantly improved from the same period last year.

The Company expects the operating environment in 2010 to improve slightly as conditions in the overall economy and credit markets continue to recover. The Company expects to realize single-digit growth in rental revenues in 2010, and believes fleet costs will be below $350 per unit per month throughout 2010.

Web cast and conference call information

The Dollar Thrifty Automotive Group, Inc. third quarter 2009 earnings conference call will be held on Tuesday, October 27, 2009, at 8:00 a.m. (CDT). Those interested in listening to the conference call live may access the call via Web cast at the corporate Web site, www.dtag.com, or by dialing 888-946-7608 (domestic) or 630-395-0278 (international) using the pass code “Dollar Thrifty.” An audio replay of the conference call will be available through November 10, 2009, by calling 866-363-4001 (domestic) or 203-369-0204 (international). The replay will also be available via the corporate Web site for one year.

About Dollar Thrifty Automotive Group, Inc.

Dollar Thrifty Automotive Group, Inc. is headquartered in Tulsa, Oklahoma. Driven by the mission “Value Every Time,” the Company's brands, Dollar Rent A Car and Thrifty Car Rental, serve value-conscious travelers in over 70 countries. Dollar and Thrifty have over 600 corporate and franchised locations in the United States and Canada, operating in virtually all of the top U.S. and Canadian airport markets. The Company's approximately 6,400 employees are located mainly in North America, but global service capabilities exist through an expanding international franchise network. For additional information, visit www.dtag.com or the brand sites at www.dollar.com and www.thrifty.com.

This press release contains “forward-looking statements” about our expectations, plans and performance. These statements use such words as “may,” “will,” “expect,” “believe,” “intend,” “should,” “could,” “anticipate,” “estimate,” “forecast,” “project,” “plan” and similar expressions. These statements do not guarantee future performance and Dollar Thrifty Automotive Group, Inc. assumes no obligation to update them. Risks and uncertainties that could materially affect future results include:

•

the impact of persistent pricing and demand pressures, particularly in light of the continuing volatility in the global financial markets, constrained credit markets and concerns about global economic prospects, which have continued to depress consumer confidence and spending levels and could affect the ability of our customers to meet their payment obligations to us;

•	whether ongoing governmental and regulatory initiatives in the United States and elsewhere to stimulate economic growth will be successful;
•	the effectiveness of other actions we take to manage costs and liquidity and whether further reductions in the scope of our operations will be necessary;

•

our ability to obtain cost-effective financing as needed (including replacement of asset backed medium term notes and other indebtedness as it comes due) without unduly restricting operational flexibility, particularly if global economic conditions and credit markets fail to improve;

•

our ability to comply with financial covenants or to obtain necessary amendments or waivers, and the impact of the terms of any required amendments or waivers, such as potential reductions in lender commitments;

•	whether efforts to revitalize the U.S. automotive industry are successful, particularly in light of our dependence on vehicle supply from U.S. automotive manufacturers;
•	the impact of pricing and other actions by competitors;
•

our ability to manage the consequences under our financing agreements of an event of bankruptcy with respect to any of the monoline insurers that provide credit support for our asset backed financing structures;

•	the cost and other terms of acquiring and disposing of automobiles and the impact of conditions in the used car market on our ability to reduce our fleet capacity as and when projected by our plans;
•

the potential for significant cash tax payments in 2009 and 2010 as a result of the reduction in our fleet size and the resulting impact of our inability to defer gains on the disposition of our vehicles under our like-kind exchange program;

•

our ability to manage our fleet mix to match demand and reduce vehicle depreciation costs, particularly in light of the significant increase in the level of Non-Program Vehicles (i.e., those vehicles not acquired through a guaranteed residual value program) in our fleet and our exposure to the used car market;

•	the impact of our strategy to increase holding periods for vehicles in our fleet, including potential adverse customer perceptions of the quality of our fleet and increased servicing costs;
•	airline travel patterns, including disruptions or reductions in air travel resulting from airline bankruptcies, industry consolidation, capacity reductions and pricing actions;
•	local market conditions where we and our franchisees do business, including whether franchisees will continue to have access to capital as needed;
•	volatility in gasoline prices;
•	access to reservation distribution channels;
•	disruptions in the operation or development of information and communication systems that we rely on, including those relating to methods of payment;
•	the cost of regulatory compliance and the outcome of pending litigation; and
•	the impact of natural catastrophes and terrorism.

Forward-looking statements should be considered in light of information in this press release and other filings we make with the Securities and Exchange Commission.

Contacts:

Financial:	Media:
H. Clifford Buster III	Chris Payne
Chief Financial Officer	Senior Manager
(918) 669-3277	Corporate Communications

(918) 669-2236

chris.payne@dtag.com

Investor Relations:

Kindra Marts

Director – Investor Relations

(918) 669-2119

kindra.marts@dtag.com

Table 1

Dollar Thrifty Automotive Group, Inc.
Consolidated Statement of Operations
(In thousands, except share and per share data)
Unaudited

	Three months ended September 30,		As % of Total revenues
	2009	2008	2009	2008
Revenues:
Vehicle rentals	$418,665	$477,085	95.4%	95.3%
Other	20,227	23,563	4.6%	4.7%
Total revenues	438,892	500,648	100.0%	100.0%

Costs and Expenses:
Direct vehicle and operating	213,412	249,147	48.6%	49.8%
Vehicle depreciation and lease charges, net	102,968	137,438	23.5%	27.5%
Selling, general and administrative	54,746	51,598	12.5%	10.3%
Interest expense, net	24,554	31,033	5.6%	6.1%
Goodwill and long-lived asset impairment	383	-	0.1%	-
Total costs and expenses	396,063	469,216	90.3%	93.7%
(Increase) decrease in fair value of derivatives	(5,569)	689	(1.3%)	0.2%

Income before income taxes	48,398	30,743	11.0%	6.1%

Income tax expense	18,304	11,810	4.1%	2.3%

Net income	$30,094	$18,933	6.9%	3.8%

Earnings per share:
Basic	$1.38	$0.88
Diluted	$1.29	$0.87

Weighted average number
of shares outstanding:
Basic	21,729,092	21,443,418
Diluted	23,255,110	21,789,272

Table 1 (Continued)

Dollar Thrifty Automotive Group, Inc.
Consolidated Statement of Operations
(In thousands, except share and per share data)
Unaudited

	Nine months ended September 30,		As % of Total revenues
	2009	2008	2009	2008
Revenues:
Vehicle rentals	$1,143,172	$1,279,422	95.2%	95.3%
Other	57,755	63,462	4.8%	4.7%
Total revenues	1,200,927	1,342,884	100.0%	100.0%

Costs and Expenses:
Direct vehicle and operating	590,102	688,744	49.1%	51.3%
Vehicle depreciation and lease charges, net	345,206	406,667	28.7%	30.3%
Selling, general and administrative	153,751	160,281	12.8%	11.9%
Interest expense, net	73,630	82,891	6.2%	6.2%
Goodwill and long-lived asset impairment	644	350,144	0.1%	26.1%
Total costs and expenses	1,163,333	1,688,727	96.9%	125.8%
(Increase) decrease in fair value of derivatives	(20,023)	2,043	(1.7%)	0.1%

Income (loss) before income taxes	57,617	(347,886)	4.8%	(25.9%)

Income tax expense (benefit)	24,059	(79,642)	2.0%	(5.9%)

Net income (loss)	$33,558	$(268,244)	2.8%	(20.0%)

Earnings (loss) per share: (a) (b)
Basic	$1.55	$(12.57)
Diluted	$1.47	$(12.57)

Weighted average number
of shares outstanding: (a)
Basic	21,592,137	21,344,105
Diluted	22,751,590	21,344,105

(a) Because the Company incurred a loss from continuing operations during the nine months ended September 30, 2008, outstanding stock options, performance awards and employee and director compensation shares deferred are anti-dilutive. Accordingly, basic and diluted weighted average shares outstanding are equal for such period.

(b) The underlying diluted per share information is calculated from the weighted average common and common stock equivalents outstanding during each quarter, which may fluctuate based on quarterly income levels and market prices. Therefore, the sum of the quarters' per share information may not equal the year-to-date amounts.

Table 2

Dollar Thrifty Automotive Group, Inc.
Selected Operating and Financial Data

	Three months ended September 30, 2009		Nine months ended September 30, 2009

OPERATING DATA:
Vehicle Rental Data:

Average number of vehicles operated	106,245		105,186
% change from prior year	(20.4%	)	(15.6%	)
Number of rental days	8,231,903		23,633,380
% change from prior year	(21.3%	)	(18.3%	)
Vehicle utilization	84.2%		82.3%
Percentage points change from prior year	(1.0) p.p.		(2.4) p.p.
Average revenue per day	$50.86		$48.37
% change from prior year	11.5%		9.4%
Monthly average revenue per vehicle	$1,314		$1,208
% change from prior year	10.2%		5.9%

Average depreciable fleet	109,105		107,615
% change from prior year	(22.8%	)	(16.3%	)
Monthly average depreciation (net) per vehicle	$315		$356
% change from prior year	(2.8%	)	1.4%

FINANCIAL DATA: (in millions) (unaudited)
Non-vehicle depreciation and amortization	$7		$21
Non-vehicle interest expense	3		10
Non-vehicle interest income	(1)		(2)
Non-vehicle capital expenditures	3		7
Cash paid for income taxes	8		18

Table 2 (continued)

Selected Balance Sheet Data
(In millions)

	September 30,		December 31,
	2009	2008	2008
	(Unaudited)

Cash and cash equivalents (c)	$306	$209	$230
Restricted cash and investments	562	252	597
Revenue-earning vehicles, net	1,363	2,623	1,946

Vehicle debt	1,602	2,445	2,310
Non-vehicle debt (corporate debt)	158	188	178
Stockholders' equity	263	309	215

Adjusted Tangible Net Worth Calculation
(In millions)

	September 30,		December 31,
	2009	2008	2008
	(Unaudited)

Stockholders' equity	$263	$309	$215
Less: Intangible assets, net	(26)	(36)	(30)
Plus: Accumulated other comprehensive loss	21	6	29
Adjusted tangible net worth	$258	$279	$214

(c) Under the terms of an amendment to the Senior Secured Credit Facilities, the Company is required to maintain a minimum cash balance of $100 million at all times, such minimum balance is included in cash and cash equivalents herein.

Table 3

Dollar Thrifty Automotive Group, Inc.

Non-GAAP Measures

Non-GAAP pretax income (loss), Non-GAAP net income (loss) and Non-GAAP EPS exclude the impact of the (increase) decrease in fair value of derivatives and the impact of goodwill and long-lived asset impairments, net of related tax impact (as applicable), from the reported GAAP measure. Due to volatility resulting from the mark-to-market treatment of the derivatives and the nature of the non-cash impairments, the Company believes non-GAAP measures provide an important assessment of year over year operating results. See table below for a reconciliation of non-GAAP to GAAP results.

The following table reconciles reported GAAP pretax income (loss) per the income statement to non-GAAP pretax income (loss):

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
	(in thousands)		(in thousands)

Income (loss) before income taxes - as reported	$48,398	$30,743	$57,617	$(347,886)

(Increase) decrease in fair value of derivatives	(5,569)	689	(20,023)	2,043

Goodwill and long-lived asset impairment	383	-	644	350,144

Pretax income (loss) - non-GAAP	$43,212	$31,432	$38,238	$4,301

The following table reconciles reported GAAP net income (loss) per the income statement to non-GAAP net income (loss):

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
	(in thousands)		(in thousands)

Net income (loss) - as reported	$30,094	$18,933	$33,558	$(268,244)

(Increase) decrease in fair value of derivatives, net of tax	(3,467)	405	(11,967)	1,201

Goodwill and long-lived asset impairment, net of tax	174	-	288	265,183

Net income (loss) - non-GAAP	$26,801	$19,338	$21,879	$(1,860)

The following table reconciles reported GAAP diluted earnings (loss) per share ("EPS") to non-GAAP diluted EPS:

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008

EPS, diluted - as reported	$1.29	$0.87	$1.47	$(12.57)

EPS impact of (increase) decrease in fair value of derivatives, net of tax	(0.15)	0.02	(0.53)	0.06

EPS impact of goodwill and long-lived asset impairment, net of tax	0.01	-	0.01	12.42

EPS, diluted - non GAAP (d)	$1.15	$0.89	$0.96	$(0.09)

(d) Since each category of earnings per share is computed independently for each period, total per share amounts may not equal the sum of the respective categories.

Table 4

Dollar Thrifty Automotive Group, Inc.

Non-GAAP Measures

Corporate Adjusted EBITDA means earnings, excluding the impact of the (increase) decrease in fair value of derivatives, before non-vehicle interest expense, income taxes, non-vehicle depreciation, amortization, and certain other items as recapped below. The Company believes Corporate Adjusted EBITDA is important as it provides investors with a supplemental measure of the Company's liquidity by adjusting earnings to exclude certain non-cash items. The Company has revised its calculation of Corporate Adjusted EBITDA for all periods presented to be consistent. EBITDA is not defined under GAAP and should not be considered as an alternative measure of the Company's net income, operating performance, cash flow or liquidity. Corporate Adjusted EBITDA amounts presented may not be comparable to similar measures disclosed by other companies.

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
	(in thousands)		(in thousands)
Reconciliation of Net Income (Loss) to
Corporate Adjusted EBITDA

Net income (loss) - as reported	$30,094	$18,933	$33,558	$(268,244)

(Increase) decrease in fair value of derivatives	(5,569)	689	(20,023)	2,043
Non-vehicle interest expense	2,734	3,578	10,153	12,345
Income tax expense (benefit)	18,304	11,810	24,059	(79,642)
Non-vehicle depreciation	4,887	5,547	15,058	16,506
Amortization	2,135	2,185	6,155	5,344
Non-cash stock incentives	1,712	513	3,618	2,354
Goodwill and long-lived asset impairment	383	-	644	350,144
Other	3	158	(5)	280
Corporate Adjusted EBITDA	$54,683	$43,413	$73,217	$41,130

Reconciliation of Corporate Adjusted EBITDA
to Cash Flows From Operating Activities

Corporate Adjusted EBITDA	$54,683	$43,413	$73,217	$41,130

Vehicle depreciation, net of gains/losses from disposal	102,935	137,195	344,743	405,705
Non-vehicle interest expense	(2,734)	(3,578)	(10,153)	(12,345)
Change in assets and liabilities, net of acquisitions, and other	(9,975)	(18,535)	131,469	64,050
Net cash provided by operating activities	$144,909	$158,495	$539,276	$498,540

Memo:
Net cash provided by (used in) investing activities	$(19,880)	$(165,831)	$169,107	$(358,124)
Net cash provided by (used in) financing activities	$(81,551)	$136,215	$(732,033)	$(32,239)